News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CROWN HOLDINGS, INC. REPORTS FOURTH QUARTER 2016 RESULTS

Philadelphia, PA - February 2, 2017. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the fourth quarter and year ended December 31, 2016.

Highlights

•	Earnings per share $0.47 for the quarter; $3.56 full year versus $2.82 in 2015

•	Adjusted earnings per share $0.71 for the quarter; $3.93 full year versus $3.59 in 2015

•	Cash from operations $930 million; adjusted free cash flow $479 million

•	Share repurchase authorization for $1 billion in aggregate through the end of 2019

Fourth Quarter
Net sales in the fourth quarter were $1,923 million compared to $2,027 million in the fourth quarter of 2015, reflecting $77 million of unfavorable currency translation in 2016 compared to 2015 and the pass through of lower raw material costs.

Income from operations was $192 million in the quarter compared to $201 million in the fourth quarter of 2015. Segment income improved to $236 million in the quarter compared to $234 million in 2015. The improvement in segment income compared to the prior year’s quarter included benefits from lower corporate costs, offset by $9 million of unfavorable currency translation and lower volumes in Saudi Arabia. Corporate and unallocated costs of $156 million for the full year of 2016 are consistent with the Company’s expectations for 2017.

Commenting on the quarter, Timothy J. Donahue, President and Chief Executive Officer, stated, “We are pleased to report another solid quarter and strong year for Crown. Fourth quarter operating results were in line with our expectations, and we exceeded our free cash flow projections due to another quarter of excellent working capital performance. Global beverage can volumes increased three percent for the full year, and in the quarter were level to the prior year as strong performances in the U.S., Brazil and Asia offset softness in Saudi Arabia.

“Our new beverage can plant in Monterrey, Mexico and the second production line at the Osmaniye, Turkey facility began commercial production in the fourth quarter of 2016. The first beverage can line at the Nichols, New York can plant was commissioned and began commercial shipments in late January of this year and will be followed by completion of the second line in April. In the second quarter, we will also complete the conversion of our Custines, France beverage can facility from steel to aluminum with the start-up of the second high speed line and expand capacity at our beverage can plant in Colombia. In addition to these previously announced projects, we are also constructing a new beverage can facility in Jakarta, Indonesia, our first in that country, that is scheduled to begin commercial production in the third quarter of this year to serve the growing local market, adding a second line at our beverage can plant in Danang, Vietnam that is also expected to begin production in the third quarter, and constructing a new beverage can plant in Yangon, Myanmar and a new glass bottle facility in Chihuahua, Mexico, both scheduled for start-up in the first half of 2018.”

Interest expense decreased to $62 million in the fourth quarter of 2016 compared to $68 million in 2015 primarily due to lower outstanding debt.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Net income attributable to Crown Holdings in the fourth quarter was $65 million compared to $66 million in the fourth quarter of 2015. Reported diluted earnings per share were $0.47 in the fourth quarters of both years. Adjusted diluted earnings per share were $0.71 compared to $0.70 in 2015.

A reconciliation from net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share is provided below.

Full Year Results
Net sales for the full year were $8,284 million compared to $8,762 million in 2015, and included $277 million of unfavorable currency translation in 2016 compared to 2015 and the pass through of lower raw material costs.

Income from operations improved to $1,021 million compared to $927 million in 2015. Segment income improved to $1,078 million compared to $1,026 million in 2015, and included $39 million of unfavorable currency translation.

Interest expense decreased to $243 million in 2016 compared to $270 million in 2015 primarily due to lower outstanding debt. .

Net income attributable to Crown Holdings increased to $496 million in 2016 over the $393 million in 2015. Reported diluted earnings per share in 2016 were $3.56 compared to $2.82 last year. Adjusted diluted earnings per share were $3.93 compared to $3.59 in 2015.

Share Repurchase Authorization
The Company also announces that its Board of Directors has authorized the repurchase of an aggregate amount of $1 billion of Company common stock through the end of 2019. This new authorization reflects the Company’s strong balance sheet and cash flow from operations, allowing investment in the business and return of cash to our shareholders. Share repurchases under this program may be made in the open market, through privately negotiated transactions or other programs, and at times and in such amounts as market conditions allow.

Outlook
The Company currently expects 2017 adjusted diluted earnings per share to be in the range of $3.80 to $4.00 compared to $3.93 in 2016, including a foreign currency translation headwind of approximately $0.12 per diluted share based on current exchange rate levels. Adjusted diluted earnings per share for the 2017 first quarter are expected to be in the range of $0.65 to $0.75 compared to $0.69 in the prior year. These estimates reflect the impact of expected repurchase activity under the newly authorized share repurchase program described above.

During 2016, the Company repositioned its capital structure by refinancing more than $1 billion of short-term floating rate debt to fixed long-term debt in both euros at 2 ⅝% and U.S. dollars at 4 ¼%. While these fixed rates are near high-yield historical lows they are higher than current short-term rates and as a result the Company expects 2017 interest expense to increase by approximately $13 million, or $.07 per diluted share to approximately $256 million. As reflected in the Company’s December 31, 2016 balance sheet, approximately 75% of its debt is in fixed rate instruments.

Additionally, costs incurred prior to start-up of the three large North American projects (Monterrey, Nichols and Chihuahua) are expected to have a $.06 impact on adjusted diluted earnings per share compared to 2016.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

The effective income tax rate for 2017 is expected to be approximately 26%, similar to the 2016 rate. Cash provided by operating activities is currently expected to be approximately $875 million and management currently forecasts capital expenditures for 2017 of approximately $450 million.

Mr. Donahue further commented, “Looking back, the last three years have been very productive. We acquired and integrated two exceptional packaging companies, Mivisa and Empaque, and we continued to expand our global beverage platform allowing us to more than offset the currency headwinds faced by many U.S. multinationals. Adjusted diluted earnings per share increased to $3.93 in 2016 from $2.99 in 2013 despite more than $0.70 per share of currency headwinds over the three year period. We generated $1.7 billion of adjusted free cash flow over this period allowing us to delever and begin the process of returning significant cash to our shareholders. As we look forward, it is our past success which gives us confidence that our growth initiatives, underpinned by customer commitments, will continue to enhance the future earnings and cash flow of the Company. At the same time, we remain committed to providing our customers with the highest quality containers and service while controlling costs, improving productivity, increasing operational efficiencies and growing shareholder value.”

Non-GAAP Measures
Segment income, adjusted free cash flow, adjusted net income, the adjusted effective tax rate, adjusted earnings per share, and the information presented excluding the impact of currency translation are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, net income, income per diluted share or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow as the principal measure of its liquidity. The Company considers both of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, and information excluding the impact of currency translation are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. A reconciliation of estimated adjusted diluted earnings per share for the first quarter and full year of 2017 to estimated earnings per share on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share and could have a significant impact on earnings per share on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring costs, asset impairment charges, acquisition related costs including fair value adjustments to inventory, asbestos-related charges, losses from early extinguishment of debt, the tax impact of the items above, and the impact of tax law changes or other tax matters. The Company believes that adjusted free cash flow provides a meaningful measure of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or possible future dividends. Segment income, adjusted free cash flow, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and information excluding the impact of currency translation are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and information unadjusted for currency translation can be found within this release.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Conference Call
The Company will hold a conference call tomorrow, February 3, 2017 at 9:00 a.m. (EST) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (630) 395-0227 or toll-free (888) 606-8412 and the access passcode is “packaging”. A live webcast of the call will be made available to the public on the internet at the Company’s web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on February 10. The telephone numbers for the replay are (203) 369-1126 or toll free (866) 443-8030.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the future impact of currency translation and changes in interest rates and tax legislation; the continuation of performance trends in 2017; the Company’s ability to generate expected earnings and cash provided by operating activities in 2017 while maintaining capital expenditures at forecasted levels; the future growth in demand for beverage, food and aerosol cans, including in regions where the Company is adding capacity; the Company’s ability to successfully complete and begin production at capacity expansion or conversion projects within expected timelines and budgets in Mexico, New York, France, Colombia, Indonesia, Vietnam and Myanmar; its ability to continue to identify and successfully complete and operate additional projects or acquisitions; its ability to successfully execute its share repurchase program; including the amount, timing and price of any repurchases; and its ability to continue to generate cash from operations, including from working capital performance that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2015 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720
Ed Bisno, Bisno Communications, (212) 717-7578

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net sales	$1,923	$2,027	$8,284	$8,762

Cost of products sold	1,533	1,629	6,583	7,116
Depreciation and amortization	59	63	247	237
Selling and administrative expense	93	99	368	390
Provision for asbestos	21	26	21	26
Restructuring and other	25	9	44	66
Income from operations	192	201	1,021	927
Foreign exchange	6	6	(16)	20
Interest expense	62	68	243	270
Interest income	(4)	(3)	(12)	(11)
Loss from early extinguishment of debt	—	—	37	9
Income before income taxes	128	130	769	639
Provision for income taxes	35	44	186	178
Net income	93	86	583	461
Net income attributable to noncontrolling interests	(28)	(20)	(87)	(68)
Net income attributable to Crown Holdings	$65	$66	$496	$393
Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.47	$0.48	$3.58	$2.85
Diluted	$0.47	$0.47	$3.56	$2.82

Weighted average common shares outstanding:
Basic	138,783,951	138,083,619	138,527,233	137,937,938
Diluted	139,527,141	139,269,286	139,314,402	139,135,104
Actual common shares outstanding	139,840,228	139,441,298	139,840,228	139,441,298

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income and Constant Currency Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to add back provisions for asbestos and restructuring and other, the impact of fair value adjustments to inventory acquired in an acquisition, and the timing impact of hedge ineffectiveness.

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Income from operations	$192	$201	$1,021	$927
Provision for asbestos	21	26	21	26
Provision for restructuring and other	25	9	44	66
Fair value adjustment to inventory (1)	—	—	—	6
Impact of hedge ineffectiveness (1)	(2)	(2)	(8)	1
Segment income	236	234	1,078	1,026
Foreign currency translation (2)	9	—	39	—
Constant currency segment income	$245	$234	$1,117	$1,026
(1) Included in cost of products sold

Segment Information

	Three Months Ended December 31,			Year Ended December 31,
Net Sales	2016	2016 at	2015	2016	2016 at	2015
	Actual	2015 rates (2)	Actual	Actual	2015 rates (2)	Actual
Americas Beverage	$689	$717	$691	$2,757	$2,890	$2,771
North America Food	148	150	150	652	666	680
European Beverage	291	309	331	1,420	1,472	1,504
European Food	396	412	420	1,855	1,887	1,984
Asia Pacific	277	281	282	1,116	1,142	1,202
Total reportable segments	1,801	1,869	1,874	7,800	8,057	8,141
Non-reportable segments	122	131	153	484	504	621
Total net sales	$1,923	$2,000	$2,027	$8,284	$8,561	$8,762

Segment Income
Americas Beverage	$127	$130	$127	$456	$475	$427
North America Food	12	13	14	69	72	86
European Beverage	39	41	50	243	252	228
European Food	32	34	38	244	248	246
Asia Pacific	41	41	34	152	154	145
Total reportable segments	251	259	263	1,164	1,201	1,132
Non-reportable segments	18	21	21	70	76	83
Corporate and other unallocated items	(33)	(35)	(50)	(156)	(160)	(189)
Total segment income	$236	$245	$234	$1,078	$1,117	$1,026

(2) Information presented for 2016 at 2015 rates represents financial results assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior year period. In order to compute constant currency results, the Company multiplies or divides, as appropriate, the current year U.S. dollar results by the current year average foreign exchange rates and then multiplies or divides, as appropriate, those amounts by the applicable prior year average foreign exchange rates.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

	Three Months Ended December 31,				Year Ended December 31,
	2016		2015		2016		2015
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$65	$.47	$66	$.47	$496	$3.56	$393	$2.82
Fair value adjustment to inventory (1)	—	—	—	—	—	—	6.04
Impact of hedge ineffectiveness (2)	(2)	(.02)	(2)	(.01)	(8)	(.06)	1.01
Provision for asbestos (3)	21.15		26.19		21.15		26.19
Restructuring and other (4)	25.18		9.06		44.32		71.51
Loss from early extinguishment of debt (5)	—	—	—	—	37.27		9.07
Income taxes (6)	(10)	(.07)	(2)	(.01)	(43)	(.31)	(7)	(.05)
Adjusted net income/ diluted earnings per share	$99	$.71	$97	$.70	$547	$3.93	$499	$3.59

Effective tax rate as reported	27.3%		33.8%		24.2%		27.9%
Adjusted effective tax rate (7)	26.2%		28.2%		26.5%		24.6%

(1)
In the first quarter of 2015, the Company recorded a charge of $6 million ($4 million net of tax) in cost of products sold for fair value adjustments related to the sale of inventory acquired in its acquisition of Empaque.

(2)
In the fourth quarter and full year of 2016, the Company recorded benefits of $2 million ($1 million net of tax) and $8 million ($6 million net of tax) in cost of products sold related to the timing impact of hedge ineffectiveness. In the fourth quarter and full year of 2015, the Company recorded benefits of $2 million ($1 million net of tax) and a charge of $1 million ($1 million net of tax).

(3)
In the fourth quarters of 2016 and 2015, the Company recorded charges of $21 million ($13 million net of tax) and $26 million ($17 million net of tax) to increase its reserve for asbestos related liabilities.

(4)
In the fourth quarter and full year of 2016, the Company recorded restructuring and other charges of $8 million ($7 million net of tax) and $30 million ($24 million net of tax) including pension settlement charges. In the fourth quarter and full year of 2015, the Company recorded restructuring and other charges of $1 million ($1 million net of tax) and $49 million ($44 million net of tax), including $5 million for the year reported in cost of products sold for inventory write downs in plants to be closed.

In the fourth quarter and full year of 2016, the Company recorded charges of $17 million ($13 million net of tax) and $14 million ($12 million net of tax) for asset sales and impairments. In the fourth quarter and full year of 2015, the Company recorded charges of $8 million ($5 million net of tax) and $22 million ($15 million net of tax) for asset sales and impairments.

(5)
In the first quarter of 2016, the Company recorded a charge of $27 million ($17 million net of tax) for premiums paid and the write off of deferred financing fees in connection with the redemption of its outstanding $700 million notes due 2021. In the third quarter of 2016, the Company recorded a charge of $10 million ($7 million net of tax) for the write off of deferred financing fees in connection with the early repayment of a portion of its Term Loan A borrowings. In the second quarter of 2015, the Company recorded a charge of $9 million ($6 million net of tax) for the write off of deferred financing fees in connection with the repayment of its Term Loan B borrowings.

(6)
In the fourth quarter and full year of 2016, the Company recorded income tax benefits of $12 million and $27 million related to the items described above. Also in the fourth quarter of 2016, the Company recorded charges of $2 million due to tax law changes in France. In the third quarter of 2016, the Company recorded charges of $13 million in connection with tax contingencies related to the Mivisa acquisition and a corporate restructuring, and benefits of $31 million to reverse tax valuation allowances in Canada. In the fourth quarter and full year of 2015, the Company recorded income tax benefits of $11 million and $26 million related to the items described above. In addition, the Company recorded charges of $10 million during the first nine months to record the impact of an unfavorable tax court ruling and tax rate change in Spain, $4 million in the fourth quarter to adjust deferred taxes for a tax rate reduction in the U.K., and $5 million in the fourth quarter for a corporate restructuring.

(7)	Income tax effects on adjusted net income were calculated using the applicable tax rates of the underlying jurisdictions.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

December 31,	2016	2015 (1)
Assets
Current assets
Cash and cash equivalents	$559	$717
Receivables, net	865	912
Inventories	1,245	1,213
Prepaid expenses and other current assets	172	207
Total current assets	2,841	3,049

Goodwill and intangible assets	3,263	3,580
Property, plant and equipment, net	2,820	2,699
Other non-current assets	675	722
Total	$9,599	$10,050

Liabilities and equity
Current liabilities
Short-term debt	$33	$54
Current maturities of long-term debt	161	209
Accounts payable and accrued liabilities	2,702	2,645
Total current liabilities	2,896	2,908

Long-term debt, excluding current maturities	4,717	5,255
Other non-current liabilities	1,318	1,502

Noncontrolling interests	302	291
Crown Holdings shareholders' equity	366	94
Total equity	668	385
Total	$9,599	$10,050

(1)
The December 31, 2015 balance sheet (and prior periods) has been revised from previously reported amounts to correct how the Company calculates its estimated asbestos liability. The revisions for 2015 include an increase of $80 million to the asbestos liability reported within other non-current liabilities, an increase of $30 million to deferred tax assets reported within other non-current assets, and a decrease of $50 million to total equity.  Consistent with applicable accounting standards, the Company now calculates its estimated liability without limitation to a specified time period.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Year Ended December 31,	2016	2015

Cash flows from operating activities
Net income	$583	$461
Depreciation and amortization	247	237
Provision for restructuring and other	44	66
Pension expense	28	48
Pension contributions	(103)	(79)
Stock-based compensation	20	27
Working capital changes and other	111	196
Net cash provided by operating activities (A)	930	956

Cash flows from investing activities
Purchase of business	—	(1,207)
Capital expenditures	(473)	(354)
Proceeds from sale of business	—	33
Other	31	(20)
Net cash used for investing activities	(442)	(1,548)

Cash flows from financing activities
Net change in debt	(566)	528
Dividends paid to noncontrolling interests	(80)	(48)
Debt issue costs	(18)	(18)
Other, net	48	(56)
Net cash provided by (used for) financing activities	(616)	406

Effect of exchange rate changes on cash and cash equivalents	(30)	(62)

Net change in cash and cash equivalents	(158)	(248)
Cash and cash equivalents at January 1	717	965

Cash and cash equivalents at December 31	$559	$717

(A)
Adjusted free cash flow is defined by the Company as net cash from operating activities less capital expenditures and certain other items. A reconciliation from net cash from operating activities to adjusted free cash flow for the three months and years ended December 31, 2016 and 2015 follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net cash from operating activities	$554	$641	$930	$956
Capital expenditures	(229)	(178)	(473)	(354)
Free cash flow	325	463	457	602
Premiums paid to retire debt early			22
Adjusted free cash flow	$325	$463	$479	$602

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation of Adjusted Diluted Earnings Per Share for Year Ended December 31, 2013

	Year Ended
	December 31, 2013 (1)
	Net	Per
	Income	Share
Net income/diluted earnings per share
attributable to Crown Holdings, as reported	$311	$2.21

Adjustments:
Provision for asbestos	52.37
Restructuring and other	37.26
Loss from early extinguishment of debt	41.29
Income taxes	(21)	(.14)

Adjusted net income/diluted earnings per share	$420	$2.99

(1) This reconciliation has been revised from previously reported amounts to reflect the change in reporting of asbestos liabilities as discussed in Note 1 to the Consolidated Balance Sheet contained in this release. The revisions had no impact on the adjusted net income or adjusted diluted earnings per share as previously reported.

Reconciliation of Net Cash from Operating Activities to Adjusted Free Cash Flow for 2014 to 2016

	2016	2015	2014	Cumulative
Net cash from operating activities	$930	$956	$912	$2,798
Capital expenditures	(473)	(354)	(328)	(1,155)
Free cash flow	457	602	584	1,643
Premiums paid to retire debt early	22		28	50

Adjusted free cash flow	$479	$602	$612	$1,693